Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

AgriForce Growing Systems, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Common Equity	Common Shares, no par value per share	457(o)	-	-		$153.10
	Common equity	Preferred stock, no par value per share	457(o)	-	-	-	$153.10	-
	Common equity	Warrants	457(o)	-	-	-	$153.10	-
	Common equity	Units	457(o)	-	-	-	$153.10	-
Fees Previously Paid								-
Carry Forward Securities
Carry Forward Securities								-
	Total Offering Amounts (4)					$250,000,000	$153.10	$38,275.00
	Total Fees Previously Paid					-	-	-
	Total Fees Offsets					-	-	-
	Net Fee Due					-	-	$38,275.00

(1)	There are being registered hereunder such indeterminate number of shares of common stock, preferred stock, such indeterminate number of warrants to purchase common stock or preferred stock and such indeterminate number of units consisting of any combination of the securities registered hereunder, as shall have an aggregate initial offering price not to exceed $250,000,000. The securities registered also include such indeterminate amounts and numbers of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants, issuance of units, or pursuant to the anti-dilution provisions of any such securities.

(2)	In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $250,000,000.

(3)	Includes warrants to purchase common stock and warrants to purchase preferred stock.

(4)	Any of the securities registered hereunder may be sold separately, or as units with other securities registered hereby. We will determine the proposed maximum offering price per unit when we issue the above listed securities. The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rules 457(b) and 0-11(a)(2)

Fee Offset Claims

Fee Offset Sources

Rule 457(p)

Fee Offset Claims

Fee Offset Source

(1)